Voyant Receives $2 Million Order for White Space Radios

New Product Line to Serve Large, Innovative Wireless Data Applications

Mountain View, Calif., May 21, 2008 – Voyant International Corporation (OTC-BB: VOYT), a diversified digital media and technology holding company, announced that it has entered the high-growth wireless communications market and has received a $2 million contract for the development and production of the first 3,000 White Space Radios (WSRs).  This WSR program is part of Voyant’s ongoing strategy to combine existing and new technologies with the company’s substantial portfolio of intellectual property and domain knowledge in order to address large, emerging applications in the wireless sector.

The Voyant WSR is a novel, advanced broadband radio that will utilize the so-called spectral white space soon being made available by the FCC.  The white space spectrum represents over 200 MHz of valuable bandwidth in the VHF/UHF band.  These frequencies support high-capacity, long-range and reliable wireless communications, making them particularly useful for innovative new services, including so-called WiFi 2.0 applications.

The flexible design of Voyant’s WSR will allow it to be easily configured to support a broad range of other customers and applications.  The software-defined WSR can be reprogrammed over-the-air, allowing it to be remotely upgraded or reconfigured, and will be capable of operation from 174 MHz to 1 GHz.  Consequently, it can be used by auction winners of the lower and upper 700 MHz bands, as well as in the 900 MHz unlicensed bands.  In addition, Voyant may use the WSR in its own aviation broadband service, which intends to bring true broadband service to commercial airline passengers.

Under the terms of this initial contract, Voyant will design and deliver 3,000 WSRs over multiple years.  Voyant’s launch customer will use these radios for a variety of applications, including “green,” energy-efficient, utility and power management.

“The white space spectrum represents a new frontier for innovation in wireless communications, and this program establishes Voyant as a pioneer and leader in the WSR field,” explained Ed Gerhardt, Voyant’s general manager of wireless systems.  “Our technological skill set, intellectual property and experience in wireless systems make Voyant particularly well-suited to undertake this challenging and exciting project and open the door to a host of exciting new applications and markets.”

About Voyant

Voyant is a media and technology holding company focused on bringing innovative technologies, media assets, and strategic partnerships together to deliver next-generation commercial and consumer solutions to empower, enhance, and enrich our digital world.  The company works with strategic partners in the technology and entertainment sectors to locate, partner with, and acquire complementary technologies and media assets that position the company in the value chain from content creation to direct distribution to the consumer. More information can be found at www.voyant.net. To receive public information, including press releases, conference calls, SEC filings, profiles, investor kits, news alerts and other pertinent information, please register at www.voyant.net/investorpass.

Safe Harbor

This news release contains forward-looking statements, including but not limited to, those that refer to the company’s future development plans or operating results. Actual results could differ materially from those anticipated due to risk factors that include, but are not limited to, lack of timely development of products and services; lack of market acceptance of products, services and technologies; adverse government regulations; competition; breach of contract; inability to secure sufficient capital for continued operations; inability to earn revenue or profits; dependence on and retention of key individuals; inability to obtain or protect intellectual property rights; lower sales and higher operating costs than expected; technological obsolescence of the company’s products; limited operating history and risks inherent in the company's markets and business and other factors discussed on our website on the “Investors” page, in our most recent Annual Report on Form 10-KSB and our Quarterly Reports on Form 10-QSB filed with the SEC.  Investors are advised to read our Annual Report, quarterly reports and current reports on Form 8-K filed after our most recent annual or quarterly report. The forward-looking statements in this press release represent our current views as of the dates of individual pages and we disclaim any obligation to update these forward-looking statements.

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Voyant Media and Investor Contacts:

Sean Collins
CCG Investor Relations

310-477-9800, ext. 202
Sean.Collins@ccgir.com

Howard Gostfrand

American Capital Ventures

305-918-7000

info@amcapventures.com